Exhibit 4.2
STANDSTILL AGREEMENT
     THIS STANDSTILL AGREEMENT (this “Agreement”), dated as of January 8, 2009, is entered into by and among The9 Limited, a Cayman Islands company (the “Company”), Incsight Limited, a British Virgin Islands company ( “Incsight”) and Mr. Jun Zhu (“Mr. Zhu”, and together with Incsight, the “Investors”).
     WHEREAS, the Company has agreed to exclude Incsight and its Affiliates and Associates (as defined herein) from that certain rights agreement, dated as of January 8, 2009, between the Company and Bank of New York Mellon, as rights agent (the “Rights Agreement”), and Mr. Zhu and Incsight have agreed to be subject to certain restrictions and limitations in connection with their shareholdings in the Company.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties, the parties agree as follows:
ARTICLE I

REPRESENTATIONS AND WARRANTIES
     Section 1.1     Representations and Warranties of the Company and the Investors.     Each of the Investors hereby represents and warrants to the Company on the date hereof, and the Company hereby represents and warrants to the Investors on the date hereof, as follows:
     (a)     Authority.     Such party has the legal capacity or corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. Such party is duly organized and validly existing (to the extent applicable) and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own or lease its properties and to conduct its business as it is now being conducted. The execution of this Agreement has been duly authorized by all necessary action on the part of such party and, if applicable, its shareholders, and this Agreement has been duly executed by an authorized representative of such party. This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and general equity principles (regardless of whether enforceability is considered a proceeding in equity or at law).
     (b)     Non-contravention; Consents.     The execution of this Agreement by such party and the performance of its obligations hereunder do not conflict with, breach, result in any violation or default under (with or without notice or the lapse of time or both) (i) the charter or bylaws or other equivalent organizational or governing documents of such party (to the extent applicable), (ii) any law applicable to such party or (iii) any contract to which such party is a party. No consent, approval or authorization of, or registration or filing with, any person or governmental authority is required in connection with the execution or delivery by such party of this Agreement or performance of its obligations hereunder.
     Section 1.2     Additional Representations of the Investors.     The Investors hereby represent and warrant to the Company on the date hereof that the Investors and their Affiliates are the beneficial owners of an aggregate of 5,847,334 ordinary shares, par value US$0.01 per share, in the capital of the Company.

ARTICLE II

COVENANTS
     Section 2.1.     Covenants by the Investors.     Each of the Investors hereby agree that, without the prior written approval of the Company, they and their Affiliates and Associates will not, directly or indirectly, acting alone or with others, assist, support, encourage, finance, participate with or advise any other person’s or entity’s efforts to:
(a)     propose a merger, business combination, tender or exchange offer, share exchange, recapitalization, consolidation or other similar transaction involving the Company or any of its subsidiaries;
(b)     propose or offer to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Company or any of its subsidiaries;
(c)     form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), or Act in Concert (as defined in the Rights Agreement) with any person with respect to the securities of the Company or any of its subsidiaries in an attempt to circumvent the provisions of the Rights Agreement or this Agreement;
(d)     solicit or participate in the solicitation of any proxies or consents with respect to the voting securities of the Company or any of its subsidiaries; or
(e)     enter into any discussions or arrangements with any third party with respect to any of the foregoing.
Notwithstanding anything to the contrary in this Section 2.1, the Company acknowledges that Incsight and Bosma Limited are parties to that certain voting agreement (the “Voting Agreement”) dated as of November 26, 2004 between Incsight and Bosma Limited and agrees that any action taken by Incsight or Mr. Zhu pursuant to the Voting Agreement, or in connection with Incsight’s rights under the Voting Agreement, shall not constitute a breach of this Agreement.
ARTICLE III

MISCELLANEOUS
     Section 3.1     Governing Law; Dispute Resolution.     (a)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws principles.
     (b)     Any dispute, claim or controversy arising out of or relating to or in connection with this Agreement, including, without limitation, a dispute regarding the breach, termination, enforceability or validity hereof shall be settled exclusively and finally by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause and judgment on the award may be entered by any court having jurisdiction. The appointing authority shall be the Hong Kong International Arbitration Centre (“HKIAC”). The seat of arbitration shall be in Hong Kong at the HKIAC. Any such arbitration shall be administered by the HKIAC in accordance with HKIAC Procedures for Arbitration in force as the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. There shall be three arbitrators. The Investors shall choose one arbitrator and the Company shall choose one arbitrator. The Secretary General of the HKIAC shall choose the third arbitrator who shall be qualified to practice law in the State of New York, United States of America. If any of the members of the arbitral tribunal have not been appointed within 30 days after the date that the notice of the submission of the dispute to arbitration has been given by the submitting party to each other party to the dispute, the relevant appointment shall be made by the Secretary General of the HKIAC. The language to be used in the arbitral proceedings shall be English. The award of the arbitrators shall be final and binding upon the parties, and shall not be subject to any appeal or review.
     (c)     Notwithstanding the foregoing, any claim for preliminary injunction, temporary restraining order or other temporary equitable relief may be brought in any court of competent jurisdiction. The institution and maintenance of an action or judicial proceeding for, or pursuit of, such relief shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right. Each of the parties hereby consents to the service of process upon it in connection with any proceeding instituted under this Section 3.1(c) in the same manner as provided for the giving of notice hereunder.
     Section 3.2     Notices.     All notices, requests, demands, claims and other communications hereunder shall be in writing and in the English language, shall be effective upon receipt and shall be delivered personally or by an internationally recognized express courier or sent by facsimile as follows:
If to the Company:
The9 Limited
Building No. 3, 690 Bibo Road
Zhang Jiang Hi-Tech Park
Pudong New Area, Pudong
Shanghai 201203, People’s Republic of China
Telephone:   +86 (21) 5172 9999
Facsimile:     +86 (21) 5172 9500
Attention:     Mr. Wei Ji
If to Incsight or Mr. Zhu:
Incsight Limited
c/o The9 Limited
Building No. 3, 690 Bibo Road
Zhang Jiang Hi-Tech Park
Pudong New Area, Pudong
Shanghai 201203, People’s Republic of China
Telephone:   +86 (21) 5172 9999
Facsimile:     +86 (21) 5172 9500
Attention:     Mr. Jun Zhu
Either party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any notice, request, demand, claim or other communication hereunder sent via facsimile transmission shall be followed by delivery of the same by mail, or personally or by an internationally recognized express courier. Any party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.
     Section 3.3     Term.     This Agreement is effective as of the date hereof. The initial term of this Agreement shall be the same as the initial term of the Rights Agreement (which is acknowledged by the Investors to be 10 years); provided that, if the Rights Agreement is terminated prior to the expiration of its term, this Agreement shall automatically terminate at the same time. If the Rights Agreement is renewed or extended (whether on the same or different terms to the original Rights Agreement) by the parties thereto or a new shareholder rights plan is adopted by the Company, this Agreement shall be automatically renewed for the same term (without any action being required by either of the parties hereto), subject to the proviso in the second sentence of this Section 3.3.
     Section 3.4     Certain Definitions.     The terms “Affiliates” and “Associates” as used in this Agreement shall be ascribed the meanings given to such terms in Rule 12b-2 of the General Rules and Regulations under the United States Securities Exchange Act of 1934, as amended.
     Section 3.5     Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
[Signature Page Follows]

     IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

THE9 LIMITED
By:	/s/ Xiaowei Chen
	Name:	Xiaowei Chen
	Title:	President

INCSIGHT LIMITED
By:	/s/ Jun Zhu
	Name:	Jun Zhu
	Title:	Director

JUN ZHU
By:	/s/ Jun Zhu
	Name:	Jun Zhu

[Signature Page to Standstill Agreement]